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           EXHIBIT 23.1 CONSENT OF SHATSWELL, MACLEOD & COMPANY, P.C.





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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 of New England Bancshares, Inc. of our report dated April 21, 2005, on the consolidated balance sheets of New England Bancshares, Inc. and Subsidiary as of March 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity accounts and cash flows for the years then ended, appearing in the prospectus filed with the SEC by the Registrant (File No. 333-128277) pursuant to Rule 424(b)(3).






West Peabody, Massachusetts              /s/ Shatswell, MacLeod & Company, P.C.
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August 24, 2006                          SHATSWELL, MacLEOD & COMPANY, P.C.